Exhibit 99.2

HCP Names Thomas M. Herzog as Executive Vice President - Chief Financial Officer

LONG BEACH, CA — March 2, 2009 — HCP (NYSE:HCP) today announced that it has hired Thomas M. Herzog as Executive Vice President - Chief Financial Officer effective May 1, 2009.

Mr. Herzog comes to HCP from Apartment Investment and Management Company (“Aimco”), an S&P 500 real estate investment trust headquartered in Denver, Colorado, where he most recently served as Executive Vice President and Chief Financial Officer.  Before that, Mr. Herzog was with GE Real Estate, where he was Chief Accounting Officer and Global Controller of a $30 billion real estate operation, and prior to that with Deloitte & Touche LLP in its national office.

“We are thrilled to welcome Tom to the HCP team,” said Jay Flaherty, HCP’s Chairman and Chief Executive Officer.  “His extensive financial management and real estate experience will be a strong asset to our organization. Tom has nearly 20 years of providing leadership in these key functions, and we are excited about continuing our successes with him going forward.”

About HCP

HCP, Inc., an S&P 500 company, is a real estate investment trust (REIT) that, together with its consolidated subsidiaries, invests primarily in real estate serving the healthcare industry in the United States. As of December 31, 2008, the Company’s portfolio of properties, excluding assets held for sale but including mortgage loans and properties owned by unconsolidated joint ventures, totaled 694 properties among the following segments: 264 senior housing, 104 life science, 251 medical office, 24 hospital and 51 skilled nursing. For more information, visit the Company’s website at www.hcpi.com.

CONTACT: HCP
James F. Flaherty III
Chairman and Chief Executive Officer
562-733-5100